Filed Pursuant to Rule 424(b)(7)
Registration No. 333-153590
PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED SEPTEMBER 19, 2008
ATLAS ENERGY RESOURCES, LLC
ATLAS ENERGY FINANCE CORP.
ATLAS ENERGY OPERATING COMPANY, LLC
$400,000,000
10.75% Senior Notes due 2018

This prospectus supplement supplements information contained in the prospectus dated September 19, 2008 covering resale by selling noteholders of up to $400,000,000 aggregate principal amount of our 10.75% Senior Notes due 2018. This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated September 19, 2008, except to the extent that the information in this supplement supersedes any information contained in the prospectus.

Investing in the notes involves risk. See “Risk Factors” beginning on page 7 of the prospectus, as well as the risk factors that are incorporated by reference in the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 23, 2008.

     The following information supplements the information set forth under the caption “Selling Noteholders” in the prospectus.
SELLING NOTEHOLDERS
     The notes were originally issued by us to JP Morgan Securities Inc., acting as representative for the several initial purchasers, in transactions exempt from the registration requirements of the Securities Act and were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling noteholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below.
     The information appearing in the table below is based solely on information provided to us by or on behalf of the selling noteholders on or prior to the date of this prospectus supplement in Registration Notice and Questionnaires. Because the selling noteholders are not obligated to sell the notes, we cannot estimate the amount of the notes that the selling noteholders will hold upon consummation of any such sales. In addition, since the date on which a selling noteholder provided this information to us, such selling noteholder may have sold, transferred or otherwise disposed of all or a portion of its notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.
     To our knowledge, no selling noteholder or any of its affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.
     To the extent any of the selling noteholders identified below are broker-dealers, they may be deemed to be, under interpretations of the SEC staff, “underwriters” within the meaning of the Securities Act. In addition, a selling noteholder who is an affiliate of a registered broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act if the selling security holder (i) did not acquire its notes in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes. To our knowledge, no selling noteholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

	Principal
	Amount of	Percentage			Percentage
	Notes	of Notes	Principal	Amount of	of Notes
	Beneficially	Beneficially	Amount of	Notes	Beneficially
	Owned Prior to	Owned	Notes Being	Beneficially	Owned
	the Offering	Prior to the	Registered for	Owned After the	After to the
Name of Selling Noteholder(1)	($)(2)	Offering	Resale ($)(3)(4)	Offering($)	Offering
Kayne Anderson Midstream Energy Fund Ltd.	250,000	*	250,000	0	*

GoldenTree Asset Management, LP	62,715,000	15.68%	62,715,000	0	*

Oppenheimer Funds Inc.	29,700,000	7.43%	29,700,000	0	*

TIAA-CREF Institutional Mutual Funds - Bond Plus Fund II(5)	500,000	*	500,000	0	*

TCAM Commingled Funds Trust I — Core Plus Fixed-Income Fund(5)	250,000	*	250,000	0	*

Teachers Insurance and Annuity Association of America(5)	15,950,000	3.99%	15,950,000	0	*

College Retirement Equities Fund — Bond Market Account(5)	4,500,000	1.13%	4,500,000	0	*

TIAA — CREF Institutional Mutual Funds - High Yield Fund II(5)	2,800,000	*	2,800,000	0	*

*	Less than one percent.

[1]	Additional selling noteholders not named in the prospectus will not be able to use the prospectus for resales until they are named in the selling noteholder table by prospectus supplement or post-effective amendment. Likewise, transferees, successors and donees of identified selling noteholders will not be able to use this prospectus for resales until they are named in the selling noteholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its notes from holders named in the prospectus or prospectus supplement after the effective date of this prospectus.

[2]	Based upon information available to us as of the date of this prospectus supplement in the Registration Notice and Questionnaires delivered to us by the selling noteholders. We cannot verify whether any questionnaires were received from selling noteholders who have subsequently sold their notes; therefore, the table may contain information with respect to persons that no longer hold notes. If and to the extent we receive new questionnaires, we will update the table in future prospectus supplements.

[3]	The maximum aggregate principal amount of notes that may be sold pursuant to this prospectus will not exceed $400,000,000.

[4]	We do not know when or in what amounts selling noteholders may offer notes for sale. The selling noteholders might not sell any or all of the notes offered by this prospectus. Because the selling noteholders may offer all or some of the notes pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of notes, we cannot estimate the amount of notes that will be held by the selling noteholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the notes covered by this prospectus will be held by the selling noteholders.

[5]	The selling noteholder is an “affiliate” of a broker-dealer and certifies that he bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.